Exhibit 2.01

Resource Extraction Payment Report

The type and total amount of such payments, by payment type listed in paragraph (d)(9)(iii) of Item 2.01 of Form SD, made for each project of the resource extraction issuer relating to the commercial development of oil, natural gas, or minerals:

Project: Alabama coal operations
1. Taxes: $26,719,166
Corporate income taxes - $26,500,000 (1)
Federal black lung excise taxes - $219,166
(B) Royalties: $0
(C) Fees: $875,592 (2)
(D) Production entitlements: $0
(E) Bonuses: $0
(F) Dividends: $0
(G) Payments for infrastructure improvements: $0
(H) Community and social responsibility payments that are required by law or contract: $0
The type and total amount of such payments, by payment type listed in paragraph (d)(9)(iii) of Item 2.01 of Form SD, for all projects made to each government:	See above for amount of payments; all payments were made to the U.S. Federal Government as specified below.
The total amounts of the payments, by payment type listed in paragraph (d)(9)(iii) of Item 2.01 of Form SD:	See above.
The currency used to make the payments:	U.S. dollars
The fiscal year in which the payments were made:	Fiscal year ended December 31, 2024
The business segment of the resource extraction issuer that made the payments:	Mining
The governments (including any foreign government or the Federal Government) that received the payments and the country in which each such government is located:	U.S. Federal Government in the United States of America
The project of the resource extraction issuer to which the payments relate:	Alabama coal operations
The particular resource that is the subject of commercial development:	Coal
The method of extraction used in the project:	Underground mining
The major subnational political jurisdiction of the project:	Alabama, United States of America

1.
Warrior Met Coal, Inc. (the “Company”) files a consolidated income tax return in the U.S., which includes all U.S. entities. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to a particular project but to the consolidated U.S. income of the Company.
2.
Represents federal reclamation fees.